Exhibit 99.1

American Greetings Announces Receipt of “Going Private” Proposal at $17.18 Per Share

Cleveland (September 26, 2012)—American Greetings Corporation (NYSE:AM) (the “Company” or “American Greetings”) announced that its Board of Directors has received a non-binding proposal dated September 25th, 2012 from Zev Weiss, its Chief Executive Officer, and Jeffrey Weiss, its President and Chief Operating Officer, on behalf of themselves and certain other members of the Weiss family and related parties to acquire all of the outstanding Class A and Class B common shares of American Greetings not currently owned by the them for $17.18 per share. A copy of the proposal letter is set forth as Exhibit A.

The Company expects that its Board of Directors will form a special committee of independent directors to consider the proposal. This special committee would then be authorized to retain independent financial advisors and legal counsel to assist it in its work. The Company’s shareholders and others considering trading in its securities are cautioned that it has only received the proposal and that no decision has been made with respect to the Company’s response to the proposal. In addition, there can be no assurance that any definitive, binding offer will be made, that any agreement will be executed or that the transaction contemplated in the proposal or any other transaction will be approved or consummated. The Company does not anticipate making any further public statements about this matter or the activities of the special committee unless and until either it enters into a definitive agreement for a transaction or the special committee determines that no such transaction will be effected.

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM) has been a creator and manufacturer of innovative social expression products that assist consumers in enhancing their relationships to create happiness, laughter and love. The Company’s major greeting card lines are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include

DesignWare party goods and American Greetings and Plus Mark gift-packaging and boxed cards. American Greetings also has one of the largest collections of greetings on the Web, including greeting cards available at Cardstore.com and electronic greeting cards available at AmericanGreetings.com. In addition to its product lines, American Greetings creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.7 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

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CONTACT:

Gregory M. Steinberg

Treasurer and Executive Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

Forward Looking Statement Disclosure

The statements contained in this release that are not historical facts may be deemed to constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of factors. These factors include the uncertainties set forth in this press release regarding whether an acquisition of the Company will be consummated upon the terms proposed in the attached letter or at all. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company’s reports filed with the Securities and Exchange Commission, including without limitation the risk factors described in the Company’s most recent annual report on Form 10-K.

Exhibit A

September 25, 2012

Board of Directors

Ladies and Gentlemen:

Since its founding over a century ago, the descendants of Jacob Sapirstein, and now the Weiss family, have guided American Greetings, including after it became a publicly traded company in 1958. After careful consideration, we have concluded that the best course of action is for American Greetings to return to its roots. Accordingly, on behalf of certain of the family-owned Series B shareholders, we propose to acquire American Greetings at $17.18 per share, net to the seller in cash.

We believe that $17.18 per share is a compelling price and that American Greetings public shareholders will find this proposal attractive. This proposed price represents a premium of approximately 20% over the price for the Class A common shares as of September 25th at approximately 2:30 pm. It also provides the public stockholders of the company with liquidity and certain value in a highly volatile period in the equity markets.

We presently expect that the various foundations and related entities and certain members of the family associated with the company would reinvest or rollover all or substantially all of their shares in the acquiring entity, and that we would obtain debt financing to fund the balance of the transaction. We anticipate maintaining intact American Greetings employee base, which we view as its most important asset, and current senior management. At this time, we have not secured binding commitments for the required financing. We are, however, confident that such financing can be arranged based on current market conditions. We are informing you of our thinking at this time so that all shareholders are aware of it as we seek to finalize these arrangements and you have ample time to consider it.

We recognize that the independent directors will need to separately review this proposal under such process as they determine to be appropriate. We will keep you apprised of material developments and cooperate with you in this regard. As you consider this proposal, you should know that the Series B shareholders on behalf of whom this proposal is made believe that their ownership in the company is a strategic investment and have no current intention to sell all or any significant portion of their shares.

This proposal is subject to the finalization of financing, including the entry into definitive agreements by the sponsoring shareholders and arranging and entering into definitive debt financing documents, the determination by independent directors that the proposal is fair and the negotiation and execution of definitive transaction documents. As we trust you will appreciate, given among other things the volatility of the capital markets, we reserve the right to withdraw or modify this proposal.

Thank you in advance for your consideration of this matter.

Very truly yours,

/s/ Jeff Weiss	/s/ Zev Weiss
Jeff Weiss	Zev Weiss